[SP Telecom Letterhead]



July 15, 1994


Mr. Robert S. Woodruff
542 Adams Street
Denver, CO  80206

Re:  Executive Vice President Finance & Chief Financial Officer

Dear Bob:

This letter formalizes the agreement under which you will join SP
Telecom as its Executive Vice President Finance and Chief Financial Officer. It is a complete statement of our agreement and it supersedes all prior documents and discussion between us:

1. DUTIES. You will report to me and your duties will change at my election from time to time, but they generally shall include monitoring the financial viability of the company and keeping me informed of any changes thereto. In addition, you will prepare and maintain all financial reports of the company, including performing the duties of the treasurer. You will be responsible for all banking relationships. In the event external funding is required, you will be responsible for finding the sources for those funds. You will be a member of the senior executive team and you will be expected to provide financial advice and guidance on the strategies and business transactions contemplated by the company. You will perform your duties in accordance with the obligations of a common law employee and officer of the company within applicable ethical standards.

2. TERM; COMPENSATION. The term of your employment shall commence when you report to work. Your report date will be as soon as possible, consistent with your obligations to your current employer, but in no event shall it be later than August 8, 1994, without my approval. Your annual base salary will be $165,000 paid monthly prorated daily in the first month. You will be eligible to participate in the company's bonus plan with a bonus payout potential of up to 30% of base salary paid in 1994, in accordance with the terms of the plan. Your future compensation will be subject to increases at the company's discretion.

3. GROWTH SHARE PLAN. The company plans to adopt a growth share plan which will provide a very real monetary stake in the future economic success of the company. Your participation will be based on parent company performance and you will participate in the plan at your peer group level.

4. VACATION. You will receive 10 vacation days in accordance with company policy, a copy of which you have reviewed.

5. SEVERANCE PAY. In the event your employment is terminated for reasons other than willful misconduct during the first twenty-four months of employment, you shall receive either a lump sum payment equal to six (6) month's pay at your then current rate or payment in accordance with the company's severance policy, at your election. Thereafter, severance pay shall be in accordance with the company's then existing policy.

6. BENEFITS. You will be entitled to participate in the company's other benefit plans such as Medical/Dental, Life Insurance, Accidental Death and Dismemberment, Short-term and Long-term Disability, Sick Leave and 401(k) in accordance with their terms and conditions.

7. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without giving effect to its principles with respect to choice of law. As used throughout this Agreement, the term "company" shall be deemed to refer to SP Telecom Company.

If you agree this letter sets forth our entire understanding and agreement regarding your future employment with the company, please execute two duplicate originals and return one fully executed copy to me.

Bob, we look forward to the commencement of your employment with SP Telecom and are genuinely and sincerely excited about our future.

Sincerely,

/s/

Douglas H. Hanson
President



ACCEPTED AND AGREED:                 DATE:


__/s/ Robert S. Woodruff_           __7-15-94________________

                            PROMISSORY NOTE


November 20, 1996                                          $100,000.00



FOR VALUE RECEIVED, Robert S. Woodruff ("Maker") promises to pay to Qwest Communications Corporation, a Delaware corporation ("Payee"), the principal sum of One Hundred Thousand Dollars ($100,000.00), without interest.

The amount due hereunder shall be repayable to Payee as follows:

1. Subject to provisions of Paragraph 2 below, the outstanding principal balance shall be automatically reduced by $2,083.33 on December 1, 1996, and further reduced in $2,083.33 increments thereafter on the 1st day of each successive month until and including November 1, 2000, upon which date no principal balance shall remain.

2. Payee shall have the right to declare all the unforgiven outstanding principal balance under this Note due and payable within forty-five (45) days upon, and only upon, either of the following occurrences:

    a.  Maker voluntarily terminates his employment with Payee; or
    b. Payee lawfully terminates Maker's employment due to Maker's willful misconduct.

3. In the event Maker's employment with Payee is terminated for any reason not listed in Paragraph 2, above, including, without limitation, death or disability, the then outstanding balance shall be automatically forgiven.

In any and all events, unless sooner forgiven or called for payment as provided herein, the entire principal balance shall be forgiven and deemed paid on November 1, 2000.

All payments shall be made to Payee, in lawful money of the United States, at 555 17th Street, Suite 1000, Denver, Colorado 80202, or such address as may be specified in writing by Payee.

No delay or failure by the holder hereof in exercising any right, power, privilege or remedy hereunder shall affect such right, power, privilege or remedy or be deemed to be a waiver of the same. Nor shall any single or partial exercise thereof or any failure to exercise the same in any instance preclude any further or future exercise thereof or any other right, power, privilege or remedy. The rights and privileges provided for hereunder are cumulative and not exclusive.

Maker, for himself, his endorsers, sureties and any guarantors, hereby waives demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all delays or lack of diligence in collection hereof and assents to each and any extension or postponement of the time of payment at or after maturity, or other indulgence, and to any substitution, addition, exchange or release of any collateral securing this Note or the release of any party directly or indirectly liable for payment hereof.

This Note may not be assigned by either party.

This Note shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed on the date first above written.


                                     ________/s/______________________
                                     Robert S. Woodruff

                         Qwest Communications


                                                         R.S. Woodruff
                                    Executive Vice President - Finance
                                           and Chief Financial Officer
                                            Telephone:  (303) 291-1440
                                                  Fax:  (303) 291-1724


                              MEMORANDUM


To:    P.F. Anschutz               Date::     November 19, 1996

From:  Bob Woodruff                Subject:   Severance Agreement




As follow-up to our previous discussions, I would like to document our understanding with regard to severance pay that will be available to me in the event my employment with Qwest Communications Corporation should terminate other than under certain circumstances. My understanding of our agreement is that if my employment with Qwest Communications Corporation is terminated for reasons other than willful misconduct, I shall receive either a lump sum payment equal to one years compensation at my then current rate or payment in accordance with the Company's severance policy in place at that time, at my election.

Please sign below indicating your concurrence that this is the severance benefit your are making available to me. Thank you.

RSW/pj




Concur:_______/s/________________
       P.F. Anschutz

Date:________12-1-96_____________